Exhibit 23.4

Migo Corporation Limited

404 Yu To Sang Building, 37 Queen's Road Central, Hong Kong

Professional Services | Project Advisory & Consultancy Services

info@migo-corp.com | Tel: 2778 2859 | Fax: 2638 2177

Date: June 26, 2025

The Board of Management

Mega Fortune Company Limited

Unit 327, 3/F, 16W

16 Science Park West Avenue

Shatin, New Territories

Hong Kong

Re: Mega Fortune Company Limited

Ladies and Gentlemen,

We understand that Mega Fortune Company Limited (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

Migo Corporation Limited

/s/ Juliana Lai
Juliana Lai
Director of Project